Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Solar Power, Inc.
Sacramento, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 5, 2007, relating to the consolidated financial statements of Solar Power, Inc. (formerly International Assembly Solutions, Limited), which is contained in that Prospectus. We also consent to the use of our report dated October 30, 2006 (November 15, 2006 as to the fourth paragraph of Note 9), relating to the financial statements of Dale Renewables Consulting, Inc., which is also contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Macias Gini & O'Connell LLP

Macias Gini & O'Connell LLP
Sacramento, California

April 5, 2007